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                                                                   EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 15, 2002

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 9, 2002, of VIASYS Healthcare Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


               Very truly yours,
               /s/ Arthur Andersen LLP
               -----------------------
               Arthur Andersen LLP

cc: Mr. Randy H. Thurman, Chairman and
    CEO VIASYS Healthcare Inc.